Exhibit 14.1

FORWARD AIR CORPORATION

Subject:                      CODE OF BUSINESS CONDUCT AND ETHICS
___________________________________________________________________

I.	GENERAL POLICY

A.
This Code of Business Conduct and Ethics (the “Code”) embodies the commitment of Forward Air Corporation and each of its subsidiaries (collectively referred to herein as “Forward Air” or the “Company”) to conduct its business in accordance with all applicable laws, rules and regulations and with high ethical, moral, and legal standards, efficiently, in good faith, with due care, and in the best interests of the Company, its employees and its owners.  All employees, officers and directors have a primary duty to act at all times to uphold these standards and to act with honesty, integrity, fairness, accountability, respect in dealing with the Company’s employees, customers, suppliers and investors and the general public and without actual or apparent conflict of interest.

B.
This Code applies to all employees, officers and directors and serves as a guide in assessing and addressing legal and ethical obligations.  The Code is not intended to be exhaustive and cannot address every possible situation that may arise.  Accordingly, in addition to this Code, the Company maintains policy and procedure documents, and handbooks, that address specific subjects and situations.  This Code covers some of the more important policies that govern the conduct of employees, officers and directors.  In addition to the provisions set forth in this Code, our directors are subject to fiduciary duties under the laws of the State of Tennessee, our state of incorporation.  Our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and other members of senior financial management are subject to specific provisions mandated by rules of the Securities and Exchange Commission (the “SEC”), as set forth in Section XX of this Code.

C.
All employees (which term, as used in this Code, includes all officers, unless the context requires otherwise) are expected to conduct themselves in the performance of their jobs in a manner consistent with high ethical, moral, and legal standards.  Compliance with the Code is the responsibility of each employee of the Company and is, in fact, a condition of employment.  Violations of the Code may subject the violator to disciplinary action, including where appropriate termination of employment.  Violations of certain parts of the Code may also subject the individual employee and the Company to civil and/or criminal liability.

D.
If an employee is in doubt about any situation, advice should be sought.  It is the responsibility of all employees to regularly review their knowledge and understanding of the Code and to uphold these standards in their daily business conduct.

E.	In the sections which follow, principles and guidelines are set forth concerning major areas of attention.

II.	EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

The Company is an equal opportunity employer and does not tolerate discrimination or harassment based on race, sex, age, color, religion, national origin, veteran’s status or disability.

III.	COMPLIANCE WITH LAWS AND REGULATIONS

It is Company policy for the Company and its employees, officers and directors to comply with all applicable laws, rules and regulations.  There are a multitude of laws, regulations, and decisions that are applicable to the Company's business.  Of particular importance are the regulations issued by the U.S. Department of Transportation (the “DOT”) and the Federal Motor Claims Safety Administration, a division of the DOT.  In addition, as a publicly-traded concern, the Company, and its employees, officers and directors are subject to the rules and regulations issued by the SEC and the Nasdaq Stock Market.  All employees, officers and directors should familiarize themselves with the laws and regulations applicable to the performance of their duties and comply with same.  When an employee has any questions concerning the application or interpretation of a law or regulation, the employee should first seek the advice of his or her immediate supervisor or department head and thereafter the Company’s Legal Department or Chief Compliance Officer.  Deliberate disregard of the law will not be tolerated and ignorance of the law will not excuse an employee’s failure to comply with any applicable law or regulation.

IV.	SECURITIES TRADING; DISCLOSURE OF INFORMATION TO THE PUBLIC

A.
The Company complies with the “insider trading laws”, which restrict transactions by persons with access to material non-public information, and has adopted an insider trading policy which is applicable to all employees, officers and directors.  It is illegal and against Company policy for any employee, officer or director to directly or indirectly buy or sell Company securities while in possession of material, non-public information (“inside information”); these same restrictions apply to the securities of other companies if you come to possess the inside information in the course of your work for the Company; it is also illegal and against Company policy to inform other persons about inside information or to recommend buying or selling any securities based on such information.  If any employee, officer or director has any questions regarding the “insider trading laws” or the Company’s insider trading policy, he or she should contact the Company’s Chief Compliance Officer.

B.
It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with the applicable securities’ laws in order to avoid inappropriate publicity and ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public.  Only those individuals designated by the Company to be its authorized speakers may disclose material information concerning the Company to analysts, investors, the press and the public.

V.	USE OF COMPANY RESOURCES AND CONFIDENTIAL INFORMATION

A.
The Company's resources include, among many other valuable assets, its  equipment, computers, facilities, proprietary business and technical information of the Company and of third parties that is in the Company's possession and the work time of Company employees.

B.
Our employees have a personal responsibility to see that these resources are efficiently put to their intended use to create the highest quality customer services.  Accordingly, the following shall apply:

1.
Employees may receive medical, business and technical information in trust and are expected to maintain such information in confidence and not to disclose it to others or use it for other than the Company's benefit.  All such information is for the sole and exclusive use of the Company.  This information includes, but is not limited to, names of customers, vendors and suppliers, descriptions of equipment, facility layouts, systems software, operational records and personnel files, business plans, financial information, costs, projections, budgets and all documents and data which relate to such matters.

2.
Employees may receive business, technical and related information of third parties that has been placed in the Company's possession in trust.  They must maintain such information in confidence and not disclose it to others or use it for any purpose other than that for which it was intended.

3.	Access to and use of Company resources is only permitted for valid Company purposes. Employees should report any misuse or misappropriation of Company assets to their immediate supervisor.

4.
Commitments of Company resources may be made only in accordance with management's general or specific authorization.  Managers should delegate authority judiciously, consistent with applicable law, and in accordance with Company policy.  In addition, management-level personnel should ensure that employees clearly understand the scope of their responsibilities and the extent of their authority.

5.
Upon termination of employment, regardless of the reason, each employee shall immediately return to the Company all resources of the Company used by the employee during employment or otherwise maintained in the employee's possession or control or to which the employee has access.

VI.	CONFLICTS OF INTEREST

A “conflict of interest” occurs when an individual’s personal interests interferes in any way, or even appears to interfere, with the interests of the Company. Employees have a duty to be free from the influence of any conflicting interest when they are working for or representing the Company. They are expected to deal with customers, suppliers, vendors, and all others doing business with the Company on the basis of what is in the best interest of the Company, without favor or preference based on personal considerations.  Our directors are subject to the duty of loyalty and other fiduciary duties which will impose special requirements to address potential conflicts of interest.  Generally, it would be considered to be in conflict with the Company's interest and a violation of trust for an employee or director, directly or indirectly, through a family member or otherwise, to engage in the following activities (this list is not intended to be exhaustive of all situations in which an actual or apparent conflict of interest may exist):

A.
to have a material financial interest in, to have a position of material control or influence over, or to serve as an officer, manager, or consultant to any organization which has or seeks to have any business dealings with the Company or which is in actual or potential competition with the Company or, without the Company's written approval, to serve as a director of such an organization; (Note: ownership by a director, employee, or a family member, of one percent (1%) of shares in a publicly-held corporation will likely not be considered to create a conflict of interest.)

B.
to buy, sell, or lease any kind of property, facilities, equipment, or service from or to the Company, or to have a financial interest in any such property, facilities, equipment, or service, without the written approval of the CEO and the Company’s Chief Legal Officer (or in the case of the of the CEO or the Company’s Chief Legal Officer, the approval of the Company's Board of Directors or an appropriate committee of the Board);

C.	to use the Company's resources for any reason other than valid Company purposes;

D.
to give, release, or discuss with anyone not authorized by the Company any data or information on Company activities which is not available to the general public and which may be used to the personal advantage of the recipient or to use such information to the personal advantage of the employee, the director, or their family or friends;

E.
to usurp, directly or otherwise take advantage of any existing or potential business activity or opportunity that the Company has expressed an interest, or that was intended for the Company's benefit, for self gain or gain by a family member or friend; and

F.
to engage in any business activity which may result in a conflict or the appearance of a conflict between the private interests of the employee, the director, or his or her family or friends, and the interests of the Company or which may interfere with or adversely affect the employee's or director’s ability to perform his or her duties for the Company.

VII.	ANTITRUST LAWS

The air freight transportation industry is highly competitive.  Forward Air complies with antitrust laws as it actively and fairly competes with others in the industry.  If an employee has questions regarding antitrust laws or is uncertain whether a contemplated action raises unfair competition or antitrust issues, such employee should contact the Company’s Chief Legal Officer.

VIII.	GIFTS TO CUSTOMERS AND SUPPLIERS

The Company is committed to effectively promoting its services based on quality, price, responsiveness, and reputation for integrity in conducting its business.  The Company's vendors should compete to supply goods and services needed by the Company on the same basis.  The Company's funds or assets must not be used for gifts to or entertainment of customers and vendors unless the following criteria are met:

A.	Gifts in the form of cash, loans, stocks, or other types of cash equivalents must not be given regardless of amount.

B.
Gifts and entertainment should be of nominal value only, not to exceed $100 in value, and must be consistent with accepted business practices and should comply with the policies of both the Company and the organization employing the recipient.

C.	The gift and/or entertainment must be consistent with all applicable laws and regulations and in accordance with generally acceptable ethical practices in all governing jurisdictions.

D.
The Company prohibits gifts and/or entertainment for government entities, government officials, political party officials, political parties or candidates for political office.  The provision of such gifts must comply with Section X of this Code.

IX.	RECEIPT OF GIFTS FROM VENDORS OR CUSTOMERS

No employee or director, any member of the employee’s or director’s family or any of the employee's or director’s friends, shall solicit any cash, loans, or cash equivalents of any amount, or any gifts or entertainment, or any other preferential treatment from any of the Company's actual or potential customers, vendors or organizations with which the Company does business.  They also shall not accept any cash, loans, or cash equivalents of any amount, or any other preferential treatment from any of the Company's actual or potential customers,  vendors or organizations with which the Company does business.  In application of this policy, the following criteria shall apply:

A.	Gifts, entertainment, or other preferential treatment must not be solicited by an employee, director or any of their family members or friends.

B.	Employees and directors may accept common courtesies usually associated with accepted business practices.

C.	Gifts in the form of cash, loans, securities, or other types of cash equivalents must not be accepted regardless of amount.

D.
The offering of gifts, entertainment or other preferential treatment that exceeds nominal value, and in no event exceeds $100 in value, to an employee, director or any of their family members or friends should be promptly reported in writing by the employee to his or her Department Manager or by the director to the Board of Directors or a designated Board committee.

X.	PAYMENTS TO GOVERNMENT OFFICIALS

A.
Federal and state laws prohibits the offer, promise, or gift of anything of value to an employee, agent, or official of the government or any government entity if made with an intent to influence such individual within his or her area of responsibility.  A number of other governmental subdivisions have similar laws and regulations.

B.
In order to avoid any appearance of impropriety as well as any questions as to conduct under these laws and regulations, the Company has adopted a policy of prohibiting entertainment of and gifts, gratuities, and favors to federal, state and local government employees, agents, or officials.  No Company employee, agent, consultant, joint venture partner or anyone else doing business in the Company’s name may ever provide or promise to provide, directly or indirectly, any payment or anything else of value to any government official, political party official, political party or candidate for political office in order to obtain or retain business, or to secure preferential government treatment for the Company.

C.	No political contributions with Company funds shall be directly or indirectly made to support any candidate or political party except as provided in Section XII of this Code.

XI.	MARKETING ARRANGEMENTS, UTILIZING AGENTS

SALES REPRESENTATIVES, OR CONSULTANTS

Agents, brokers, non-employee sales representatives, and other consultants may, at times, be a valuable part of the Company's business practice.  We expect these representatives to conduct their business on behalf of the Company in compliance with all applicable laws and regulations and in accordance with the highest ethical standards. Therefore, prior to the selection and appointment of such a representative, the responsible employee should secure information concerning the reputation of the outside representative.  In addition, no agent, broker, sales representative, or other consultant shall perform any services on behalf of the Company except pursuant to a written contract which sets forth the duties, responsibilities and services to be performed as well as a statement as to the compensation to be paid and the standards to be maintained.  Inquiries concerning such contracts should be directed to the Company’s Chief Legal Officer.

XII.	POLITICAL AFFAIRS

A.
It is the policy of the Company to maintain a continuing interest in political and governmental affairs at the national, state, or local levels, concentrating on those matters bearing on the interests of the Company.  Employees, officers and directors are encouraged to participate in the electoral process at all levels of government by voting and supporting candidates and issues of his or her choice.

B.	No Company funds will be used to make contributions or expenditures in connection with any election or political activity unless consistent with applicable law.

C.
While encouraging employees, officers and directors to take a personal interest in politics, the Company will not pressure any person into political activity against their will or beyond their interests.  Each individual must make his or her own decision as to the level and affiliation of his or her participation in politics. Since partisan political activity is highly personal, it must be done on his or her personal time and at his or her own expense.

D.
The Company will continue to develop friendly working relationships with elected representatives and government officials so that mutual interests may be developed from time to time, but the Company, its employees, officers and directors must not engage in any conduct which would improperly influence or even give the appearance of improperly influencing a legislator or other government employee in the performance of his or her duties.

XIII.	SAFETY AND HEALTH

The Company is committed to providing and maintaining a safe, healthy, drug and alcohol-free work environment for employees in compliance with all federal, state and local health and safety laws and regulations.  Employees must inform the Company of any accident, workplace injury, or any situation containing a danger of injury.  In addition, the Company complies with federal and state environmental laws, including those dealing with the transportation of hazardous materials and storage of fuel.  It is each employee's responsibility to use good and responsible judgment in the effort to contain and control the generation, discharge and disposal of any hazardous waste materials.

XIV.	COMMUNITY PARTICIPATION

It is the Company's policy to encourage its employees and directors to participate in cultural and public service projects, charitable works and community organizations.  Each individual must make his or her own decisions as to the level and choices of such participation.

XV.	MAKING AND KEEPING PROPER BOOKS AND RECORDS

A.
The integrity of the Company's financial, operational, occupational and other recordkeeping is based upon the validity, accuracy, and completeness of the basic information supporting the entries made in the Company's records. False, improper, fraudulent, misleading, or artificial entries are not permitted regardless of purpose. Specifically, the following standards must be maintained:

1.	All payments and transactions must be supported by appropriate documents properly describing such payments or transactions.

2.	No undisclosed, unrecorded, or unauthorized funds or assets may be established or maintained for any purpose; no secret or special books and records may be maintained for any purpose.

3.	No false, improper, fraudulent or artificial entries shall be made in any records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited acts.

4.	Employees shall provide accurate information in response to inquiries from the Company's auditors and certified public accountants and from the Company's Chief Legal Officer.

B.
The integrity of the Company's computer database is based upon the validity, accuracy, and completeness of the entries made to the database and of the programs and files that exist in the system.  False, improper, fraudulent, misleading, or artificial entries or improper development or maintenance of programs and files are not permitted regardless of purpose.  Changes to computer programs or software require the prior written approval of the Company official in charge of computer systems.

XVI.	GOVERNMENT IMPORT AND EXPORT CONTROLS

The Company complies with regulations issued by various government agencies to regulate the import and export of shipments.  All Company employees involved in the import or export of shipments on behalf of the Company and its customers should be familiar with and adhere to all procedures and documentation necessary to comply with these regulations.

XVII.	TRANSPORTATION REGULATIONS

The Company complies with laws and regulations issued by federal, state, and local government authorities on the handling and shipping of certain special commodities such as hazardous materials and dangerous goods, pharmaceuticals, and alcoholic beverages.  All Company employees should be familiar with and comply with all such applicable governmental laws and regulations.

XVIII.	REPORTING PROCEDURE

The Company expects employees and directors to report questionable conduct or conduct which they suspect violates applicable laws, the Code or other Company policies or procedures.  Reports can be made through established reporting relationships or through the confidential reporting procedures described below.

XIX.	CONFIDENTIAL REPORTING PROCEDURE

A.
The Code provides an overview of the legal and ethical responsibilities that all of the Company’s employees and directors share. Each employee and director must uphold these responsibilities. The standards and expectations outlined here are intended as a guide for making the right choices. If any aspect of the Code is unclear to an employee or director, or if an employee or director has any questions or faces dilemmas that are not addressed, this should be brought to the Company's attention. If an employee or director becomes aware of a situation in which he or she believes his or her legal or ethical rights are being violated or if an employee or director feels that he or she is being pressured to violate the law or an ethical responsibility, it is the employee’s or director’s personal responsibility to communicate this concern to the Company.

No employee will be disciplined, lose a job, or be retaliated against in any way for asking questions or voicing concerns about our legal or ethical obligations, when acting in good faith. "Good faith" does not mean an individual has to be right; but, it does mean believing information provided is truthful.

It is important that employees and directors communicate a question or concern through one of the many available channels.  Employees can speak with their direct manager or supervisor, or use the Open Door Communications Policy to talk to someone else in management, including someone in the Company’s Legal Department, or someone with the expertise and responsibility to address the concern. Any of these people may have the information needed, or will be able to refer the question to another appropriate source.  Directors should raise questions or concerns with the Board of Directors, any committee of the board, or other members of the Board.

Another communication channel to assist employees is the Forward Air National Hotline.  An employee can contact the Forward Air National Hotline when he or she has a concern or wants to report a potential violation of legal or ethical responsibilities. Employees may use whatever method of communication with which they feel most comfortable. The important thing is to get the needed guidance, to report what is known, and to get questions answered.

The Forward Air National Hotline, which is answered by an outside vendor, is available to all employees, 24 hours a day, 7 days a week. Interpreters are available for language assistance. The Forward Air National Hotline can be reached toll-free at 1-800-688-3085.

Although callers are encouraged to identify themselves to assist the Company in effectively addressing their concerns, callers may choose to remain anonymous, and that choice will be respected. The Forward Air National Hotline is not equipped with caller ID, recorders, or other devices that can identify or trace the caller's number.

When the Forward Air National Hotline is called, the person can expect that:

•	A report will be forwarded to appropriate Company management for follow-up.

•
The concern will be addressed by members of management that may include representatives from the Company’s Legal Department or Internal Audit. If the inquiry is one that can be properly handled by someone in the region or district, it will be referred there for resolution. Each concern will be carefully evaluated before it is referred for investigation or resolution.

•	The concern will be handled promptly, discreetly and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law.

Certain follow-up information about how the concern was addressed may be obtained upon request.

B.
All reports of questionable conduct or conduct that is suspected of violating applicable laws the Code or other Company policies or procedures, regardless of the method by which the report is made, will be investigated and, if verified, appropriate disciplinary action up to and including dismissal will be taken against any employee who has violated applicable laws, the Code or other Company policies or procedures.  The identity of the employee making the disclosure will not be revealed without the employee's permission, unless ordered by a court of law or requested by or pursuant to a grand jury, nor will the same be recorded in the Company's personnel information for that employee.  The fact that an employee has reported suspected violations will not be the basis for any adverse personnel action against the reporting employee by the Company.

C.
Employees should keep in mind that it is against the Code for any employee to attempt to slander another employee through false accusations, malicious rumors, or other untruths about another employee's conduct as it relates to compliance with the Code.

XX.	ADDITIONAL PROVISIONS APPLICABLE TO THE CEO AND SENIOR FINANCIAL MANAGEMENT

A.
The CEO, the CFO and all senior financial management are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC, as well as compliance with applicable governmental rules and regulations.  Accordingly, it is the responsibility of the CEO, the CFO and each senior financial manager to promptly bring to the attention of the CEO and/or the CFO, as appropriate, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.  In addition, the CEO, the CFO and each senior financial manager will assist the persons preparing the Company’s periodic reports in fulfilling their responsibilities to assure the accuracy and completeness of the Company’s periodic reports.

B.	The CEO, the CFO and each senior financial manager shall promptly bring to the attention of the Audit Committee any information he or she may have concerning:

a)	significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

C.	The CEO, the CFO and each senior financial manager shall promptly report any information he or she may have concerning:

a)
any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving management, any director or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, or

b)	evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

With respect to the reporting obligations set forth in the previous sentence, the CEO, the CFO and the Controller shall promptly bring the matter to the attention of the Audit Committee.  Any other senior financial manager shall promptly bring the matter to the attention of (i) the Company’s Chief Legal Officer or the CEO or, if appropriate, (ii) the Audit Committee; provided, however, that while a senior financial manager always has the option of reporting directly to the Audit Committee, such person shall report to the Audit Committee if he or she has reason to believe that the Company’s Chief Legal Officer or the CEO is involved with the matter at issue, or if he or she has reason to believe that that Company’s Chief Legal Officer or the CEO has not addressed the matter appropriately in a timely fashion.

XXI.	DISTRIBUTION AND ACKNOWLEDGMENT OF RECEIPT

The Code will be distributed to all employees and directors of the Company.  All employees and directors receiving the Code are expected to read and familiarize themselves with the Code and will be required to execute and return to the Company an Acknowledgment in the form of Exhibit A, attached hereto,  confirming that they have received, read, understand, and agree to comply with the Code.  Newly-hired employees and newly-elected directors and will be presented with the Code and asked to execute the Acknowledgment at the time they join the Company.  From time to time, in order to reemphasize the Company's commitment to the Code or when the Code has been amended, the Company may elect to redistribute the Code to all employees and have updated Acknowledgments signed.

XXII.	WAIVERS

No waivers of the provisions of the Code may be granted to employees without the review and approval of the CEO, and no waivers may be granted to directors of Company without the review and approval of the Board of Directors or an appropriate committee of the Board.  In addition, under NASDAQ rules, no waivers may be granted for the CEO, the CFO, senior financial management or directors without the review and approval of the Board of Directors.  Waivers shall be disclosed as required by law, the NASDAQ rules or other applicable regulations.

FORWARD AIR CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS CERTIFICATION

I certify that I have received, fully read, and understand Forward Air Corporation’s Code of Business Conduct and Ethics and I hereby agree to comply with and abide by all policies, laws, rules and regulations referenced therein.

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Employee Signature                                                              Date

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Printed Name                                                                 SSN or Employee No.

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Supervisor                                                                   Location